Exhibit 4.3

Sanderson Farms, Inc. and Affiliates Stock Incentive Plan

(Amended and Restated as of February 13, 2020)

A-i

A-ii

Sanderson Farms, Inc. and Affiliates

Stock Incentive Plan

(Amended and Restated as of February 13, 2020)

Article 1—General Provisions

1.1 Establishment and Purposes of Plan. Sanderson Farms, Inc., a Mississippi corporation (together with its affiliates and subsidiaries, the “Company”), hereby amends and restates its stock incentive plan known as the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (the “Plan”), which was approved by the Company’s shareholders on February 11, 2016, and thereafter adopted by the Board on the same date, as set forth in this document. The objectives of the Plan are: (a) to align closely the long-term financial interests of the management of the Company with the stockholders by reinforcing the relationship between Eligible Participants’ rewards and stockholder gains; (b) to provide management with an equity ownership in the Company commensurate with Company performance, as reflected in increased stockholder value; (c) to attract, motivate and retain key employees and non-employee directors by maintaining competitive compensation levels; and (d)  to provide an incentive to management for continuous employment with or service to the Company.

1.2 Types of Awards. Awards under the Plan may be made to Eligible Participants who are employees (including Directors who are also employees) in the form of (a) Incentive Stock Options, (b) Nonqualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Stock, (e) Restricted Stock Units, (f) Performance Shares, (g) Phantom Stock Units, (h) Share Purchase Rights, (i) Other Stock-Based Awards, or any combination of the foregoing. Awards under the Plan may be made to Eligible Participants who are Directors in the form of (i) Nonqualified Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Restricted Stock Units, (v) Phantom Stock Units, (vi) Share Purchase Rights, (vii) Other Stock-Based Awards, or any combination of the foregoing.

1.3 Effective Date. The Plan, as amended and restated hereby, shall be effective on the date that it is approved by the holders of a majority of the Company’s Shares present in person or by proxy and voting at a duly called meeting of the stockholders and adopted by a majority of the Board at a duly called meeting of the Board following such stockholders’ meeting (the “Effective Date”).

Article 2—Definitions

Except where the context otherwise indicates, the following definitions apply:

2.1 “Agreement” means the written agreement evidencing an Award granted to the Participant under the Plan.

2.2 “Applicable Law” means the laws, rules and regulations relating to the administration of stock option plans and other stock incentive plans under Mississippi law relating to corporations, applicable federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws, rules and regulations of any country or jurisdiction where Awards are granted under the Plan.

2.3 “Award” means an award granted to a Participant under the Plan that is an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Phantom Stock Unit, Share Purchase Right, Other Stock-Based Award, or a combination of these.

2.4 “Board” means the Board of Directors of the Company, or, to the extent of any authority delegated to a Committee pursuant to Article 3, the Committee.

2.5 “Cause” means, unless provided otherwise in the Agreement, the “Causes for Discharge” set forth in the Company’s employee handbook, as it may be amended from time to time. The existence of “Cause” shall be determined by the Board.

2.6 “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)

The acquisition (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with the Company) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50 percent of the then outstanding shares of common stock of the Company; or

(b)

The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the consummation of the acquisition by the Company of assets of another corporation (each of the foregoing, a “Business Combination”), in each case, unless, following such Business Combination, the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving or resulting from such Business Combination (or of a corporation which as a result of such transaction controls the Company or owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the common stock of the Company; or

(c)

individuals who, as of the close of business on February 13, 2020, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(d)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.7 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

2.8 “Committee” means the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer this Plan pursuant to Article 3.

2.9 “Company” means Sanderson Farms, Inc., a Mississippi corporation, and its affiliates and subsidiaries, and their respective successors and assigns.

2.10 “Director” means any individual who is a member of the Board of Directors of the Company; provided, however, that any Director who is employed by the Company or any other Employer shall also be considered an employee for purposes of the Plan.

2.11 “Disability” (a) in the case of Incentive Stock Options, means permanent and total disability as defined under Section 22(e)(3) of the Code, and (b) in all other cases, has such meaning as determined by the Board from time to time.

2.12 “Effective Date” shall have the meaning ascribed to such term in Section 1.3 hereof.

2.13 “Eligible Participant” means Directors and the executive officers and other key employees (including employees who are also Directors) of the Company who occupy responsible managerial and professional positions and who have the capability of making substantial contributions to the success of the Company.

2.14 “Employer” means the Company and any entity during any period that it is a “parent corporation” or a “subsidiary corporation” with respect to the Company within the meaning of Code Sections 424(e) and 424(f). With respect to all purposes of the Plan, including but not limited to, the establishment, amendment, termination, operation and administration of the Plan, Sanderson Farms, Inc. shall be authorized to act on behalf of all other entities included within the definition of “Employer.”

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended. All citations to sections of the Exchange Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

2.16 “Fair Market Value” means, as of any date, the value of a Share, as determined in good faith by the Board, as follows:

(a)

if the Share shall then be listed on a national securities exchange (including the Nasdaq Global Select Market), the last sale price reported for the Share on the principal national exchange on which such Share is sold on such date; or, if no sale was reported on such date, the average of the closing bid and asked prices on the principal national securities exchange (including the Nasdaq Global Select Market) on which the Share is listed or admitted to trading; or, if such exchange is closed on such date, the last sales price reported for the Company’s Shares on the last preceding day on which the principal national exchange on which the such Share is sold was open, and if no sale of the Company’s Shares was reported on such preceding day, then the average of the closing bid and asked prices of the Share on such preceding day;

(b)

if the Share is not listed on the Nasdaq Global Select Market nor listed or admitted to trading on another national securities exchange, then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market, on such date;

(c)	If (a) and (b) do not apply, on the basis of the good faith determination of the Board in its discretion.

2.17 “Incentive Stock Option” or “ISO” means an Option granted to an Eligible Participant under Article 5 of the Plan which is intended to meet the requirements of Section 422 of the Code.

2.18 “Insider” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Exchange Act.

2.19 “Named Executive Officer” means an Eligible Participant who is a member of the group of “covered employees” as defined in the regulations promulgated or other guidance issued under Code Section 162(m), as determined by the Board.

2.20 “Nonqualified Stock Option” or “NQSO” means an Option granted to an Eligible Participant under Article 5 of the Plan which is not intended to meet, or does not meet, the requirements of Section 422 of the Code.

2.21 “Option” means an Incentive Stock Option or a Nonqualified Stock Option. An Option shall be designated as either an Incentive Stock Option or a Nonqualified Stock Option, and in the absence of such designation, shall be treated as a Nonqualified Stock Option.

2.22 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.23 “Other Stock-Based Award” means an Award granted pursuant to Article 10 of the Plan that is paid with, valued in whole or in part by reference to, or is otherwise based on Shares.

2.24 “Participant” means an Eligible Participant to whom an Award has been granted.

2.25 “Permitted Transferee” means any member of the immediate family of the Participant (i.e., spouse, children, and grandchildren), any trust for the benefit of such family members or any partnership whose only partners are such family members.

2.26 “Performance Share” means an Award under Article 8 of the Plan that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Board shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such performance objectives during the relevant performance period as the Board shall establish at the time of such Award or thereafter, but not later than the time permitted by Code Section 162(m) in the case of a Named Executive Officer, unless the Board determines not to comply with Code Section 162(m).

2.27 “Phantom Stock Unit” means an Award granted pursuant to Article 9 of the Plan.

2.28 “Plan” means the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan, as originally adopted and as amended hereby and as it may be further amended from time to time.

2.29 “Prior Plan” shall have the meaning ascribed to such term in Section 4.1 hereof.

2.30 “Restricted Stock” means an Award of Shares under Article 7 of the Plan, which Shares are issued with such restriction(s) as the Board, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Shares, to sell, transfer, pledge or assign such Shares, to vote such Shares, and/or to receive any cash dividends with respect to such Shares, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Board may deem appropriate.

2.31 “Restricted Stock Unit” or “RSU” means a right granted under Article 7 of the Plan to receive a number of Shares or a cash payment for each such Share equal to the Fair Market Value of a Share on a specified date.

2.32 “Restriction Period” means the period commencing on the date an Award of Restricted Stock or Restricted Stock Units is granted and ending on such date as the Board shall determine.

2.33 “Secretary” means the Secretary of the United States Department of the Treasury.

2.34 “Share” means one share of common stock, par value $1.00 per share, of the Company, and as such Share may be adjusted pursuant to the provisions of Section 4.3 of the Plan.

2.35 “Share Purchase Right” means an Award granted pursuant to Article 11 of the Plan.

2.36 “Stock Appreciation Right” or “SAR” means an Award granted under Article 6 which provides for an amount payable in Shares and/or cash, as determined by the Board, equal to the excess of the Fair Market Value of a Share on the day the Stock Appreciation Right is exercised over the specified exercise price.

2.37 “Tandem SAR” means an SAR granted in connection with an Option.

Article 3—Administration

3.1 General. This Plan shall be administered by the Board. The Board may by resolution delegate some or all of its authority under the Plan to a committee of the Board consisting of two or more Directors, each of whom qualifies as (a) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and (b) an “outside director” within the meaning of Code Section 162(m).

3.2 Authority of the Board.

(a)

The Board shall have the right to interpret, construe and administer the Plan and Awards granted pursuant to the Plan, to select the Eligible Participants who are to receive an Award from time to time, and to act in all matters pertaining to the granting of an Award and the contents of the Agreement evidencing the Award, including without limitation, the determination of the number of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Phantom Stock Units, Share Purchase Rights or Other Stock-Based Awards subject to an Award and the form, terms, conditions and duration of each Award, and any amendment thereof consistent with the provisions of the Plan. The Board may adopt, amend and rescind such rules, regulations and procedures for the administration of this Plan as it deems appropriate.

(b)

Subject to Article 17 of the Plan, the Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent it shall deem desirable to carry it into effect.

(c)

If the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Board may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

(d)

The Board shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by a Participant. Without limiting the generality of the foregoing, the Board shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan or a “separation from service” within the meaning of Section 409A(a)(2) of the Code, and (ii) the impact, if any, of any such leave of absence on Awards under the Plan theretofore made to any Participant who takes a leave of absence.

(e)

All acts, determinations and decisions of the Board made or taken pursuant to grants of authority under the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be in the Board’s sole discretion and shall be conclusive, final and binding upon all parties, including the Company, its stockholders, Participants, Eligible Participants and their estates, beneficiaries and successors.

3.3 Delegation of Authority. The Board may, at any time and from time to time, delegate to one or more persons or committees any or all of its authority under Section 3.2, to the full extent permitted by Applicable Law.

3.4 Award Agreements. Each Award granted under the Plan shall be evidenced by a written Agreement. Each Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan and any other terms and conditions, not inconsistent with the Plan, as may be imposed by the Board, including without limitation provisions related to the consequences of termination of employment. A copy of such document shall be provided to the Participant and the Board may, but need not, require that the Participant sign a copy of the Agreement.

3.5 Indemnification. In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Board or Committee shall be indemnified by the Company against reasonable expenses, including attorney’s fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof, provided such settlement is approved by legal counsel selected by the Company, or paid by them in satisfaction of a judgment or settlement in any such action, suit or proceeding, except as to matters as to which the Board or Committee member has been grossly negligent or engaged in willful misconduct in the performance of his duties; provided, that within sixty (60) days after institution of any such action, suit or proceeding, the member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

Article 4—Shares Subject to the Plan

4.1 Number of Shares.

(a)

No further grants may be made under the Sanderson Farms, Inc. and Affiliates Stock Option Plan (as amended and restated as of February 28, 2002) (the “Prior Plan”), but awards made under the Prior Plan shall remain outstanding in accordance with their terms and the terms of the Prior Plan and Shares issued or reserved for issuance pursuant to outstanding awards under the Prior Plan shall count against the number of Shares otherwise available for issuance under the Plan. Subject to adjustment as provided in (b) below and in Section 4.3, the aggregate number of Shares which are available for issuance pursuant to all Awards under the Plan and awards under the Prior Plan (including Shares that are already issued or reserved for issuance) is 4,800,000 Shares (2,250,000 of which were approved by stockholders in 2005, 1,250,000 of which were approved by stockholders in 2011, 700,000 of which were approved by stockholders in 2016 and 600,000 of which will be added subject to approval by stockholders in 2020). Not more than 2,112,500 of the Shares issued under the Plan may be granted in the form of Restricted Stock (unless based on the achievement of Performance Measures). The aggregate number of Incentive Stock Options that may be issued under the Plan and the Prior Plan is 2,250,000. Such Shares shall be made available from Shares currently authorized but unissued or to the extent permitted by Applicable Law, from Shares acquired by the Company for the purposes set forth herein.

(b)	The following rules shall apply for purposes of the determination of the number of Shares available for grant under the Plan:

(i)	All the Shares issued upon exercise of an Option (including the Shares, if any, withheld for tax withholding requirements) shall be counted as used when cash is used as full payment for such Shares.

(ii)	Only the Shares issued (including the Shares, if any, withheld for tax withholding requirements) as a result of exercise of a Stock Appreciation Right shall be counted as used.

(iii)

Only the net Shares issued (including the Shares, if any, withheld for tax withholding requirements) shall be counted as used when Shares are used as full or partial payment for Shares issued upon exercise of an Option.

(iv)

Shares tendered (either by actual delivery or attestation) by a Participant as payment for Shares issued upon exercise of an Option shall be available for subsequent issuance under the Plan if the Shares tendered were acquired by earlier exercise of an Option.

(v)	Shares issued and withheld by the Company to satisfy the Participant’s tax withholding obligation with respect to any Award shall be counted as used.

(vi)

Shares subject to an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. Therefore, Shares reserved for issuance with respect to Awards that expire or are forfeited or canceled prior to issuance or are settled without the delivery of Shares, or with respect to which the performance terms are not met, shall again be available for issuance pursuant to another Award under the Plan. Also, if for any reason any

Shares subject to an Award under the Plan or the Prior Plan are issued but are reacquired by the Company, for reasons including, but not limited to, a forfeiture or repurchase of Restricted Stock or other Award (“Returned Shares”), such Returned Shares shall again be available for issuance pursuant to another Award under the Plan.

(vii)

The Board shall reserve one Share for each Restricted Stock Unit, Phantom Stock Unit or Other Stock-Based Award awarded that may be settled in Shares. The Board shall reserve Shares to allow for issuance of the maximum number of Shares that may be awarded under an Agreement with respect to Performance Shares. Any such Awards that may not be settled in Shares shall not require a reserve.

(viii)

The Board shall reserve one Share for each Share subject to an Option or a Stock Appreciation Right that may be settled in Shares. Stock Appreciation Rights that may not be settled in Shares shall not require a reserve. In addition, if a Stock Appreciation Right is granted in connection with an Option and the exercise of the Stock Appreciation Right results in the termination of the Option, the reserved Shares that otherwise would have been issued upon the exercise of such related Option will again be available for issuance pursuant to another Award under the Plan.

4.2 Individual Limits. Except to the extent the Board determines that an Award to a Named Executive Officer shall not comply with the performance-based compensation provisions of Code Section 162(m), the following rules shall apply to Awards under the Plan:

(a)	Options and SARs. The maximum number of Options and Stock Appreciation Rights that, in the aggregate, may be granted in any one calendar year to any one Participant shall be 500,000.

(b)

Other Awards. The maximum number of Shares of Restricted Stock, Performance Shares or Shares subject to Restricted Stock Units, Phantom Stock Units, Share Purchase Rights or Other Stock-Based Awards (or their equivalent value in cash, Shares or other property) that may be granted pursuant to Awards in any one calendar year to any one Participant shall be the higher of (i) 200,000 and (ii) the number of Shares obtained by dividing 5,000,000 by the fair market value of a Share on the respective dates of grant.

4.3 Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to stockholders (other than a cash dividend) results in the outstanding Shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding Shares; then appropriate adjustments shall be made by the Board to the following in order to preserve, but not to increase, the benefits intended to be provided to the Participants:

(a)	the limitations on the aggregate number of Shares that may be awarded as set forth in Section 4.1, including, without limitation, with respect to Incentive Stock Options;

(b)	the limitations on the aggregate number of Shares that may be awarded to any one single Participant as set forth in Section 4.2;

(c)	the number and class of Shares that may be subject to an Award, and which have not been issued or transferred under an outstanding Award;

(d)	the Option Price under outstanding Options and the number of Shares to be transferred in settlement of outstanding Stock Appreciation Rights; and

(e)

the terms, conditions or restrictions of any Award and Agreement, including the price payable for the acquisition of Shares; provided, however, that all such adjustments made in respect of each Incentive Stock Option shall be accomplished so that such Option shall continue to be an Incentive Stock Option.

Article 5—Stock Options

5.1 Grant of Options. Options may be granted to Eligible Participants in such amounts and upon such terms as are consistent with this Plan, and at any time and from time to time, as shall be determined by the Board. The Board shall have sole discretion in determining the number of Shares subject to Options granted to each Participant. The Board may grant a Participant ISOs, NQSOs or a combination thereof, and may vary such Awards among Participants; provided that only an Employee may be granted ISOs.

5.2 Agreement. Each Option shall be evidenced by an Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains and such other provisions as the Board shall determine in its sole discretion. The Option Agreement shall further specify whether the Award is intended to be an ISO or an NQSO. Any portion of an Option that is not designated as an ISO or that fails to meet the requirements of Section 422 of the Code (even if designated as an ISO) shall be an NQSO.

5.3 Option Price. The Option Price for each grant of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

5.4 Duration of Options. Each Option shall expire at such time as the Board shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth anniversary of its grant date.

5.5 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, including conditions related to the employment of or provision of services by the Participant with the Company or any Employer, which need not be the same for each grant or for each Participant. The exercise of any Option shall cancel a Tandem SAR, if any, proportionate in amount to the number of Shares purchased pursuant to the exercise of the Option.

5.6 Payment. Except as otherwise provided in the applicable Agreement, Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Option shall be payable to the Company in full, either: (a) in cash, (b) cash equivalent approved by the Board, (c) if approved by the Board, by tendering previously acquired Shares (or delivering a certification or attestation of ownership of such Shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the tendered Shares must have been held by the Participant for any period required by the Board), or (d) by a combination of (a), (b) and (c). The Board also may allow cashless exercises as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Board determines to be consistent with the Plan’s purpose and Applicable Law.

5.7 Nontransferability of Options.

(a)

Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or by the laws of descent and distribution of the state in which the Participant resided on the date of his death. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or by his guardian or legal representative.

(b)

Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement with respect to transfers to Permitted Transferees (any such transfers being subject to Applicable Law), no NQSO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or by the laws of descent and distribution of the state in which the Participant resided on the date of his death. Appropriate evidence of any transfer to Permitted Transferees shall be delivered to the Company at its principal executive office. If all or part of an Option is transferred to a Permitted Transferee, the Permitted Transferee’s rights thereunder shall be subject to the same restrictions and limitations with respect to the Option as those of the Participant. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or by his guardian or legal representative.

5.8 Special Rules for ISOs. Notwithstanding the above, in no event shall any Participant who owns (within the meaning of Section 424(d) of the Code) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company be eligible to receive an ISO at an Option Price less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the ISO is granted or be eligible to receive an ISO that is exercisable later than the fifth anniversary date of its grant. To the extent that a Participant is granted ISOs (under the Plan and all other incentive stock option plans of the Employer) which are first exercisable in any calendar year for Shares having an aggregate Fair Market Value (determined as of the date an Option is granted) that exceeds One Hundred Thousand Dollars ($100,000), such Options shall be treated as NQSOs. For purposes of this Section 5.8, ISOs shall be taken into account in the order in which they were granted.

Article 6—Stock Appreciation Rights

6.1 Grant of SARs. A Stock Appreciation Right may be granted to an Eligible Participant in connection with an Option granted under Article 5 of this Plan or may be granted independently of any Option. A Stock Appreciation Right shall entitle the holder, within the specified period, to exercise the SAR and receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share on the date of exercise exceeds the exercise price, times the number of Shares with respect to which the SAR is exercised. A SAR granted in connection with an Option (a “Tandem SAR”) shall entitle the holder of the related Option, within the period specified for the exercise of the Option, to surrender the unexercised Option, or a portion thereof, and to receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share on the date of exercise exceeds the Option Price per Share, times the number of Shares under the Option, or portion thereof, which is surrendered.

6.2 Tandem SARs. Each Tandem SAR shall be subject to the same terms and conditions as the related Option, including limitations on transferability, and shall be exercisable only to the extent such Option is exercisable and shall terminate or lapse and cease to be exercisable when the related Option terminates or lapses. The grant of Stock Appreciation Rights related to ISOs must be concurrent with the grant of the ISOs. With respect to NQSOs, the grant either may be concurrent with the grant of the NQSOs, or in connection with NQSOs previously granted under Article 5, which are unexercised and have not terminated or lapsed.

6.3 Payment. The Board shall have sole discretion to determine in each Agreement whether the payment with respect to the exercise of an SAR will be in the form of all cash, all Shares, or any combination thereof. If payment is to be made in Shares, the number of Shares shall be determined based on the Fair Market Value of a Share on the date of exercise. If the Board elects to make full payment in Shares, no fractional Shares shall be issued and cash payments shall be made in lieu of fractional shares. The Board shall set forth in each Agreement in its sole discretion the timing of any payment due to the Participant by virtue of the exercise of SARs. Payment may be made in a lump sum, in annual installments or may be otherwise deferred as set forth in the Agreement; and the Board shall have sole discretion to determine whether any deferred payments may bear amounts equivalent to interest or cash dividends.

6.4 Exercise of SARs. Upon exercise of a Tandem SAR, the number of Shares subject to exercise under any related Option shall automatically be reduced by the number of Shares represented by the Option or portion thereof which is surrendered.

Article 7—Restricted Stock

7.1 Grant of Restricted Stock. Restricted Stock Awards may be made to Eligible Participants as a reward for past service or as an incentive for the performance of future services that will contribute materially to the successful operation of the Employer. Awards of Restricted Stock may be made either alone or in addition to or in tandem with other Awards granted under the Plan and may be current grants of Restricted Stock or deferred grants of Restricted Stock.

7.2 Restricted Stock Agreement. The Restricted Stock Agreement shall set forth the terms of the Award, as determined by the Board, including, without limitation, the purchase price, if any, to be paid for such Restricted Stock, which may be more than, equal to, or less than Fair Market Value and may be zero, subject to such minimum consideration as may be required by Applicable Law; the restrictions applicable to the grant or vesting of the Restricted Stock such as continued service or achievement of Performance Measures, the length of the Restriction Period and whether any circumstances, such as death, retirement, Disability, or a Change in Control, will shorten or terminate the Restriction Period; and rights of the Participant to vote or receive dividends with respect to the Shares during the Restriction Period.

Notwithstanding Section 3.4 of the Plan, a Restricted Stock Award must be accepted within a period of sixty (60) days, or such other period as the Board may specify, by executing a Restricted Stock Agreement and paying whatever price, if any, is required. The prospective recipient of a Restricted Stock Award shall not have any rights with respect to such Award, unless and until such recipient has executed a Restricted Stock Agreement and has delivered a fully executed copy thereof to the Board, and has otherwise complied with the applicable terms and conditions of such Award.

7.3 Nontransferability. Except as otherwise provided in this Article 7, no shares of Restricted Stock received by a Participant shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.

7.4 Certificates. Upon an Award of Restricted Stock to a Participant, Shares of Restricted Stock shall be registered in the Participant’s name (or an appropriate book entry shall be made). Certificates, if issued, may either be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse and/or be issued to the Participant and registered in the name of the Participant, bearing an appropriate restrictive legend and remaining subject to appropriate stop-transfer orders. If required by the Board, the Participant shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Stock. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant; provided, however, that the Board may cause such legend or legends to be placed on any such certificates as it may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law.

7.5 Dividends and Other Distributions. Except as provided in this Article 7 or in the Award Agreement, a Participant receiving a Restricted Stock Award shall have, with respect to such Restricted Stock Award, all of the rights of a stockholder of the Company, including the right to vote the Shares to the extent, if any, such Shares possess voting rights and the right to receive any dividends; provided, however, the Board may require that any dividends on such Shares of Restricted Stock shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Award, or may require that dividends and other distributions on Restricted Stock shall be paid to the Company for the account of the Participant. The Board shall determine whether interest shall be paid on such amounts, the rate of any such interest, and the other terms applicable to such amounts. In addition, with respect to Named Executive Officers, the Board may apply any restrictions it deems appropriate to the payment of dividends declared with respect to Restricted Stock such that the dividends and/or Restricted Stock maintain eligibility for the performance-based compensation exception under Code Section 162(m).

7.6 Restricted Stock Units (or RSUs). Awards of Restricted Stock Units may be made to Eligible Participants in accordance with the following terms and conditions:

(a)

The Board, in its discretion, shall determine the number of RSUs to grant to a Participant, the Restriction Period and other terms and conditions of the Award, including whether the Award will be paid in cash, Shares or a combination of the two and the time when the Award will be payable (i.e., at vesting, termination of employment, Change in Control or another date).

(b)	Unless the Agreement provides otherwise, RSUs shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(c)

Restrictions upon RSUs awarded hereunder shall lapse at such time or times and on such terms and conditions as the Board may provide in the Agreement. Unless the Agreement provides otherwise, in the event of a Change in Control, all restrictions upon any RSUs shall lapse immediately and all such RSUs shall become fully vested in the Participant.

(d)

The Agreement shall set forth the terms and conditions that shall apply upon the termination of the Participant’s employment with the Employer (including a forfeiture of RSUs for which the restrictions have not lapsed upon Participant’s ceasing to be employed) as the Board may, in its discretion, determine at the time the Award is granted. An Award of Restricted Stock Units may provide the holder thereof with dividends or dividend equivalents, payable in cash or in additional Restricted Stock Units (or a combination thereof), as determined by the Board, on a current or deferred basis. Such dividends or dividend equivalents may be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Restricted Stock, as set forth in Section 7.5 herein.

Article 8—Performance Shares

8.1 Grant of Performance Shares. Performance Shares may be granted to Eligible Participants in such amounts and upon such terms as are consistent with this Plan, and at any time and from time to time, as shall be determined by the Board.

8.2 Performance Share Agreement. In the Performance Share Agreement, the Board shall set the Performance Measures in its discretion which, depending on the extent to which they are met, will determine the number of Performance Shares that will be paid out to the Participant. For purposes of this Article 8, the time period during which the Performance Measures must be met shall be called a “Performance Period.”

8.3 Earning of Performance Shares. Subject to the terms of this Plan and the applicable Agreement, after the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Measures have been achieved.

8.4 Form and Timing of Payment of Performance Shares. Subject to the terms of this Plan and the applicable Agreement, the Board, in its sole discretion, may pay earned Performance Shares in the form of cash or in Shares (or in a combination thereof) which has an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Board. The Board shall have sole discretion as to the timing of any payment made in cash or Shares, or a combination thereof. The determination of the Board with respect to the form and timing of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Except as otherwise provided in the Participant’s Award Agreement, a Participant shall be entitled to receive any dividends declared subsequent to the end of the Performance Period with respect to earned grants of Performance Shares that have not yet been distributed to the Participant (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Restricted Stock, as set forth in Section 7.5 herein). In addition, unless otherwise provided in the Participant’s Award Agreement, a Participant shall be entitled to exercise full voting rights with respect to earned Performance Shares.

8.5 Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or by the laws of descent and distribution of the state in which the Participant resided on the date of his death. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

Article 9–Phantom Stock Units

9.1 Grant of Phantom Stock Units. Phantom Stock Units may be granted to Eligible Participants in such amounts and upon such terms as are consistent with this Plan, and at any time and from time to time, as shall be determined by the Board.

9.2 Phantom Stock Agreement. The Phantom Stock Agreement shall set forth the terms of the Phantom Stock Units, as determined by the Board, including, without limitation, the vesting schedule, the period during which the Phantom Stock Units must be converted, if at all, and the “Award Value” of each Phantom Stock Unit (which shall be the Fair Market Value of a Share as of the date of grant of the related Phantom Stock Unit).

9.3 Amount, Form and Timing of Payment. Subject to the terms of this Plan and the applicable Agreement, a Phantom Stock Unit shall entitle the holder, within the specified conversion period, to convert vested Phantom Stock Units into property with a value equal to the difference between the Award Value and the Fair Market Value of a Share on the conversion date times the number of Phantom Stock Units converted. The Board, in its sole discretion, may pay the amount to which the holder is entitled in the form of cash or in Shares (or in a combination thereof). Shares issued in payment may contain such restrictions deemed appropriate by the Board. If payment is to be made in Shares, the number of Shares shall be determined based on the Fair Market Value of a Share on the date of conversion. If the Board elects to make full payment in Shares, no fractional Shares shall be issued and cash payments shall be made in lieu of fractional shares. The determination of the Board with respect to the form and timing of payout of Phantom Stock Units shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.4 Nontransferability of Award. Except as otherwise provided in a Participant’s Award Agreement, Phantom Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or by the laws of descent and distribution of the state in which the Participant resided on the date of his death. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

Article 10—Other Stock-Based Awards

10.1 Terms of Other Stock-Based Awards. Other Stock-Based Awards may be granted to Eligible Participants, in such amounts and upon such terms as are consistent with this Plan, and at any time and from time to time, as shall be determined by the Board. An Other Stock-Based Award is an award, the value of which is based in whole or in part on the value of Shares, that is not an Award specified in Article 5, 6, 7, 8 or 9 of the Plan. Other Stock-Based Awards may be awards of Shares or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible or exchangeable into or exercisable for Shares), as determined by the Board, consistent with the purposes of the Plan. The Board may provide that such Awards are payable in cash or Shares (or a combination thereof). Shares issued in payment may contain such restrictions deemed appropriate by the Board. If payment is to be made in Shares, the number of Shares shall be determined based on the Fair Market Value of a Share on the date that payment is due pursuant to the applicable Agreement. If the Board elects to make full payment in Shares, no fractional Shares shall be issued and cash payments shall be made in lieu of fractional shares. The determination of the Board with respect to the form and timing of payout of Other Stock-Based Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

10.2 Dividend Equivalents. An Other Stock-Based Award may provide the holder thereof with dividends or dividend equivalents, payable in cash or in Shares (or a combination thereof), as determined by the Board, on a current or deferred basis. Such dividends or dividend equivalents may be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Restricted Stock, as set forth in Section  7.5 herein.

10.3 Nontransferability of Award. Except as otherwise provided in a Participant’s Award Agreement, Other Stock-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or by the laws of descent and distribution of the state in which the Participant resided on the date of his death. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under an Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

Article 11—Management Share Purchase Plan

11.1 Share Purchase Rights. Share Purchase Rights may be granted to Participants upon such terms as are consistent with this Plan, and at any time and from time to time, as shall be determined by the Board. Share Purchase Rights allow Eligible Participants to forego the receipt of all or a portion of cash compensation (including bonuses and, in the case of non-employee Directors, annual retainers and meeting fees) and to receive such compensation in the form of Shares or Restricted Stock Units. Such Shares or RSUs available for purchase will be subject to any restrictions deemed appropriate by the Board, as set forth in the Share Purchase Agreement.

11.2 Share Purchase Agreement. When the Board determines to award Share Purchase Rights to an Eligible Participant, it shall deliver a Share Purchase Agreement to the Eligible Participant setting forth all of the terms, conditions and restrictions related to the Award, including the amount of compensation that the Eligible Participant may defer for the Share or RSU purchase, the price per Share or RSU to be paid, the vesting schedule, and the time within which the Eligible Participant must accept the Award. The Agreement shall also set forth the terms of any Company matching contribution to be paid in the form of additional Shares or RSUs. The Award shall be accepted by execution and delivery of the Share Purchase Agreement in the form and by the time determined by the Board.

11.3 Repurchase Option. The Share Purchase Agreement may grant the Company an option to repurchase Shares or RSUs that have not vested, exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or disability). The purchase price for Shares or RSUs so repurchased shall be the original price paid by the Participant and may be paid by cancellation of any indebtedness owed by the Participant to the Company.

11.4 Transferability. Rights to purchase Shares or RSUs under a Share Purchase Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Share Purchase Agreement; provided, however, that the transferability of Shares or RSUs purchased pursuant to the Agreement shall remain subject to any restrictions applicable to those Shares or RSUs as set forth in the Share Purchase Agreement.

Article 12—Performance Measures

Until the Board proposes for stockholder vote and stockholders approve a change in the general Performance Measures set forth in this Article 12, the attainment of which may determine the degree of payout and/or vesting with respect to Named Executive Officers’ Awards that are intended to qualify under the performance-based compensation provisions of Code Section 162(m), the Performance Measure(s) to be used for purposes of such Awards shall be chosen from among the following: earnings, earnings per share, consolidated pre-tax earnings, net earnings, operating income, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), gross margin, revenues, revenue growth, market value added, economic value added, return on equity, return on investment, return on assets, return on net assets, return on capital employed, return on sales, total stockholder return, profit, economic profit, capitalized economic profit, after-tax profit, pre-tax profit, cash flow measures, cash flow return, sales, sales volume, inventory turnover ratio, stock price, cost, and/or unit cost, or any function of any of the foregoing factors. The Board can establish other Performance Measures for performance Awards granted to Eligible Participants that are not Named Executive Officers. For any Performance Period, the targeted level or levels of performance with respect to chosen Performance Measures may be established on an absolute basis or relative to a group of peer companies selected by the Board, relative to internal goals or relative to levels attained in prior years.

The Board shall be authorized to make adjustments in performance based criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in Applicable Law or accounting principles. The Board shall also have the discretion to adjust the determinations of the degree of attainment of the pre-established Performance Measures. Notwithstanding the foregoing, with respect to Awards which are intended to qualify for the performance-based compensation exception from the deductibility limitations of Code Section 162(m), and which are held by Named Executive Officers, (a) the amount of compensation payable under any such Award may not be adjusted upward, but the Board shall retain the discretion to adjust such Awards downward, and (b) the Board may not adjust any such Award’s targeted level of attainment of Performance Measures after the first ninety (90) days of the Award’s Performance Period, except, in either case, as a result of adjustments permitted by this paragraph and Code Section 162(m) and the regulations promulgated thereunder.

If applicable tax and/or securities laws change to permit Board discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining stockholder approval. In addition, if the Board determines that it is advisable to grant Awards which shall not qualify for the performance-based compensation exception from the deductibility limitations of Code Section 162(m), the Board may make such grants without satisfying the requirements of Code Section 162(m).

Article 13—Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Board during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 14—Deferrals

To the extent set forth in the Agreement evidencing an Award, the Board may permit or require a Participant to defer under this Plan or to a separate deferred compensation arrangement of the Company such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option, SAR, or Share Purchase Right, the lapse or waiver of restrictions with respect to Restricted Stock, the conversion or vesting of Restricted Stock Units or Phantom Stock Units or the satisfaction of any requirements or goals with respect to Performance Shares or Other Stock-Based Awards. If any such deferral election is required or permitted, the Board shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Notwithstanding anything in this Plan or any Agreement to the contrary, however, with respect to all compensation deferred under this Plan or any Agreement within the meaning of Section 409A(a)(1)(A) of the Code (other than Options lacking any deferral feature other than the feature that the Option holder has the right to exercise the Option in the future), whether by action of the Board or by the election of the Participant, this Plan incorporates and makes applicable to such deferred compensation the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code. If changes are made to Section 409A of the Code or regulations are promulgated thereunder, in either case to permit greater flexibility with respect to any Awards under the Plan that constitute deferred compensation, the Board may, subject to the requirements of Article  17, make any adjustments it deems appropriate.

Article 15—Withholding

15.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold from any cash or property payable to a Participant under the Plan, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

15.2 Share Withholding. With the consent of the Board, with respect to withholding required upon the exercise of Options, SARS or Share Purchase Rights, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising from the Company’s obligation to issue or transfer Shares to a Participant under the Plan, the Participant may satisfy the withholding requirement by having the Company withhold Shares having a Fair Market Value on the date the withholding obligation is incurred equal to the amount of tax required to be withheld with respect to the transaction. All such elections shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

Article 16—Foreign Employees

In order to facilitate the making of any grant of Awards under this Plan, the Board may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Employer outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, which special terms may be contained in an Appendix attached hereto. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

Article 17—Amendment and Termination

17.1 Amendment of Plan. The Board may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards previously granted under the Plan, unless the affected Participants consent in writing. To the extent required by Applicable Law, no amendment shall be effective unless approved by the stockholders of the Company at an annual or special meeting. To the extent the Board deems it desirable to maintain the Plan’s eligibility for the benefits of Code Section 162(m) or 422, the Board shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with those provisions.

17.2 Amendment of Award Agreement. The Board may, at any time, without further action by the stockholders and without consent of or receiving further consideration from the affected Participants, amend outstanding Awards and Award Agreements in response to, or to comply with changes in, Applicable Law. To the extent not inconsistent with the terms of the Plan, the Board may, at any time, amend an outstanding Agreement in a manner that is not unfavorable to the Participant without the consent of such Participant. The Board may amend Awards and Award Agreements otherwise with the written consent of the Participant. Notwithstanding the above provision, the Board shall not have the authority to decrease the Option Price of any outstanding Option or the exercise price of any outstanding SAR, or to permit the exchange of any Option or SAR for an Option or SAR with a lower Option Price or exercise price, except in accordance with Section 4.3, without the prior approval of the holders of a majority of the Company’s Shares present in person or by proxy and voting at a duly called meeting of the stockholders of the Company.

17.3 Termination of Plan. No Awards shall be granted under the Plan later than ten (10) years after the Effective Date; provided, however, that the Plan and all Awards made under the Plan prior to such date shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

17.4 Cancellation of Awards. The Board may provide in the Award Agreement that if a Participant engages in any “Detrimental Activity” (as defined below) during the period that a Participant is employed by the Company or during the two (2) year period following the Participant’s voluntary termination of employment or his termination by the Company for Cause (as defined in Section 2.5 above), the Board may, notwithstanding any other provision in this Plan to the contrary, (a) cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred Award as of the first date the Participant engages in the Detrimental Activity, unless sooner terminated by operation of another term of this Plan or any other Agreement, and (b) with respect to any exercised or paid Award, require the Participant, upon thirty (30) days’ written notice from the Company, to return to the Company, in immediately available funds, the excess of the fair market value of the Shares subject to the Award as of the date of exercise or receipt over the total price paid by the Participant for such Shares.

For purposes of this Section, engaging in “Detrimental Activity” means that the Participant, without the prior written consent of the Board, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, owns, operates, manages, controls, engages in, invests in or participates in any manner in, acts as a consultant or advisor to, renders services for, or otherwise assists any person or entity that directly or indirectly engages in, the business of producing, marketing, distributing or selling poultry or processed food products anywhere that the Company is then doing business. “Detrimental Activity” shall not include the passive investment by the Participant in publicly traded common equity of any entity that is engaged in the business of producing, marketing, distributing or selling poultry or processed food products so long as such investment does not exceed two percent (2%) of the outstanding common equity of such entity. The determination of whether a Participant has engaged in Detrimental Activity shall be determined by the Board in good faith and in its sole discretion, and any such determination by the Board shall be final and binding on the Participant. The Board may in any Agreement change the definition of “Detrimental Activity” to the extent necessary to comply with Applicable Law.

17.5 Adjustments Upon Change in Control and Other Events. Subject to compliance with the applicable requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code in the case of any Award that constitutes compensation deferred under the Plan within the meaning of Section 409A(a)(1) of the Code, the Board may provide in the Agreement for any Award for automatic accelerated vesting, lapse of any restrictions and any other rights upon the occurrence of a Change in Control of the Company or upon the occurrence of other events as specified in the Agreement, which rights may or may not be conditioned on a successor corporation’s failure to assume the Award or issue an equivalent award.

Article 18—Miscellaneous Provisions

18.1 Restrictions on Shares. All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Board may deem advisable under Applicable Law, and the Board may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Board may rely upon an opinion of counsel for the Company.

18.2 Rights of a Stockholder. Except as otherwise provided in Article 7 of the Plan and in the Restricted Stock Agreement, each Participant who receives an Award of Restricted Stock shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares to the extent, if any, such Shares possess voting rights and receive dividends and other distributions. Except as provided otherwise in the Plan or in an Agreement, no Participant awarded an Option, Stock Appreciation Right, Restricted Stock Unit, Phantom Stock Unit, Performance Share, Other Stock-Based Award or Share Purchase Right shall have any right as a stockholder with respect to any Shares covered by such Award prior to the date of issuance to him or her of a certificate or certificates for such Shares.

18.3 No Implied Rights. Nothing in the Plan or any Award granted under the Plan shall confer upon any Participant any right to continue in the service of the Employer, or to serve as a Director thereof, or interfere in any way with the right of the Employer (except as it may otherwise be limited by a written agreement between the Company and the Participant) to terminate the Participant’s employment or other service relationship for any reason at any time. Unless agreed by the Board, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan, severance program, or other arrangement of the Employer for the benefit of its employees. No Participant shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Board, be no greater than the right of an unsecured general creditor of the Company.

18.4 Non-Uniform Determinations. The Board’s determinations under the Plan (including without limitation determinations of the Eligible Participants to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Agreements evidencing Awards) need not be uniform and may be made by it selectively among Participants and Eligible Participants, whether or not such persons are similarly situated.

18.5 Compliance with Laws.

(a)

To the extent that the Board intends an Award to qualify as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code, it must be granted subject to the achievement of Performance Measures as described in Article 12 of the Plan and all other requirements of said Code Section 162(m)(4)(C) must be satisfied. In addition, if changes are made to Code Section 162(m) to permit greater flexibility with respect to any Awards under the Plan, the Board may, subject to the requirements of Article 17, make any adjustments it deems appropriate.

(b)

The Plan and the grant of Awards shall be subject to all Applicable Law and to such approvals by any United States government or regulatory agency as may be required. Any provision herein relating to compliance with Rule 16b-3 under the Exchange Act shall not be applicable with respect to participation in the Plan by Participants who are not Insiders.

(c)

Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all Applicable Laws (including, without limitation, the requirements of the Securities Act of 1933).

(d)

Each Award under the Plan shall be subject to the requirement that, if at any time the Board shall determine that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any Applicable Law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the grantee of an Award with respect to the disposition of Shares, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issue or purchase of Shares thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board.

(e)

As a condition to the issuance or transfer of any Shares pursuant to any Award, the Board may require the Participant to represent and warrant at the time of such issuance or transfer that the Shares are being acquired only for investment and without any current intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is advisable.

18.6 Successors. The terms of the Plan shall be binding upon the Company, and its successors and assigns.

18.7 Tax Elections. Each Participant agrees to give the Board prompt written notice of any election made by such Participant under Code Section 83(b) or any similar provision thereof.

18.8 Legal Construction.

(a)

Severability. If any provision of this Plan or an Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Agreement under any law with respect to which the Plan is intended to qualify, such provision shall be construed or deemed amended to conform to Applicable Law or, if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Agreement, it shall be stricken and the remainder of the Plan or the Agreement shall remain in full force and effect.

(b)

Compliance with Section 409A of the Code. All Awards granted under the Plan are intended to be either exempt from the requirements of Section 409A of the Code or, if not exempt, to satisfy the requirements of Section 409A (including the Treasury Department guidance and regulations issued thereunder), and the Plan shall be administered, construed and interpreted in accordance with such intent. If the Board determines that an Award, Agreement, payment, transaction or any other action or arrangement contemplated by the provision of this Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A, then unless the Board specifically provides otherwise, such Award, Agreement, payment, transaction or other action or arrangement shall not be given effect to the extent that it causes such result and the related provision of the Plan or Agreement will be deemed modified or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Board, in each case without the consent of or notice to the Participant. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant in connection with Awards (including any taxes and penalties under Section 409A) and the Company will have no obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

In addition, notwithstanding any other provision of the Plan or an Agreement to the contrary, the Company will not pay or accelerate the payment of any amount that constitutes “deferred compensation” within the meaning of Section 409A in violation of Section 409A. To the extent any amount of “deferred compensation” would otherwise vest and become payable upon a Change in Control or upon a Disability, as set forth herein or in an Agreement, any such Award may vest but payment shall not be accelerated unless the Change in Control also satisfies the definition of “change in the ownership” “change in the effective control” and/or “change in the ownership of a substantial portion of the assets” of the Company as those terms are defined in Treasury Regulations Section 1.409A-3(i)(5) (or such other regulation or guidance issued under Section 409A) or the Disability also satisfies the definition of “disability” as that term is defined in Treasury Regulations Section 1.409A-3(i)(4) (or such other regulation or guidance issued under Section 409A).

Any amount that constitutes “deferred compensation” within the meaning of Section 409A and is payable under the Plan or an Agreement solely by reason of a Participant’s termination of employment shall be payable only if the Participant has experienced a “separation from service” within the meaning of Section 409A (or the regulations or guidance issued under Section 409A), provided that if the Participant is a “specified employee” within the meaning of Section 409A at the time of such separation from service, as determined by the Board in accordance with Section 409A, no payments shall be made before the six (6) month anniversary of the Participant’s separation from service, at which time all payments that would otherwise have been made during such six (6) month period shall be paid to the Participant in a lump sum.

(c)	Gender and Number. Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(d)	Governing Law. To the extent not preempted by federal law, the Plan and all Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Mississippi.

18.9 Plan Year. The Plan Year shall be a calendar year.

IN WITNESS WHEREOF, this Plan is executed as of this the              day of                     , 2020.

By:
Authorized Officer

ATTEST:

Secretary